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                                  EXHIBIT 21
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                 SUBSIDIARIES OF RINI-REGO SUPERMARKETS, INC.
                (fka Fisher Foods, Inc.), an Ohio corporation
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American Seaway Foods, Inc. (fka Heritage Wholesalers, Inc.), an Ohio
corporation.


Seaway Food Service, Inc. (fka American Seaway Foods, Inc.), an Ohio corporation.


Fisher Properties, Inc. (fka Fisher Auto Leasing, Inc.), an Ohio corporation.


5300 Richmond Road Corp., a Delaware corporation.